Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Liquidmetal Technologies, Inc.

We consent to the incorporation by reference in this Registration Statement (File No. 333-101447) on Form S-8 of Liquidmetal Technologies, Inc. of our report dated February 14, 2011, except for Note 2 as to which the date is April 5, 2011, relating to our audit of the consolidated financial statements, and the financial statement schedules, included in and incorporated by reference in the Annual Report on Form 10-K/A of Liquidmetal Technologies, Inc. for the year ended December 31, 2010.

/s/ Choi, Kim, Park, LLP
Los Angeles, California
December 6, 2011